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                                                                     EXHIBIT 11

                        ALEXANDER & BALDWIN, INC.
                    COMPUTATION OF EARNINGS PER SHARE
                 (In millions, except per share amounts)


                                                      Three Months Ended
                                                          March 31,
                                                  2003                 2002
                                                  ----                 ----

Basic Earnings Per Share
------------------------

    Net income                                    $ 17.6               $  9.8
                                                  ======               ======

    Average number of shares outstanding            41.4                 40.6
                                                  ======               ======

    Basic earnings per share                      $ 0.43               $ 0.24
                                                  ======               ======

Diluted Earnings Per Share
--------------------------

    Net income                                    $ 17.6               $  9.8
                                                  ======               ======

    Average number of shares outstanding            41.4                 40.6

    Effect of assumed exercise of outstanding
        stock options                                0.1                  0.3
                                                  ------               ------

    Average number of shares outstanding
        after assumed exercise of
        outstanding stock options                   41.5                 40.9
                                                  ======               ======

    Diluted earnings per share                    $ 0.42               $ 0.24
                                                  ======               ======



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